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Exhibit 10.3

FIRST COMMUNITY BANCORP
DIRECTORS DEFERRED COMPENSATION TRUST
(AMENDED AND RESTATED AS OF DECEMBER 8, 2003)

        This Agreement is amended and restated as of December 8, 2003 by and between First Community Bancorp, a California corporation (the "Company"), and the trustee whose name appears on the signature page hereto (the "Trustee");

        WHEREAS, the Company has adopted the First Community Bancorp Directors Deferred Compensation Plan, formerly known as the Rancho Santa Fe National Bank Directors Deferred Compensation Plan (the "Plan");

        WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

        WHEREAS, the Company has established a trust, known as the Rancho Santa Fe National Bank Directors Deferred Compensation Trust and intends hereby to amend and restate such trust pursuant to the terms hereof and to rename such trust the First Community Bancorp Directors Deferred Compensation Trust (hereinafter referred to as the "Trust") and shall contribute to the Trust assets that shall be held therein, subject to the claims of the Company's creditors in the event of the Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

        WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended;

        WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

        NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

        1. ESTABLISHMENT OF TRUST.

          (a)   The Company hereby deposits with Trustee in trust cash or shares of common stock ("Common Stock") of the Company which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

          (b)   The Trust hereby established is revocable by the Company; it shall become irrevocable upon the occurrence of a Change in Control (as defined in the Plan).

          (c)   The trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

          (d)   The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan participants and the general creditors of the Company as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

          (e)   The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property (including, but not limited to, Common Stock) in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits.

          (f)    Upon a Change in Control (as defined under the Plan), the Company shall, as soon as possible, but in no event longer than thirty (30) days following the occurrence of a Change in Control make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to no less than 100% of the amount necessary to pay each Plan participant or beneficiary the benefits to which participants or their beneficiaries would have accrued pursuant to the terms of the Plan which, as of the date on which the Change in Control occurred, provide for funding of the Trust (or if payments have already been made to a Participant, the amount of the remaining payments), less any amounts credited to each such participant's account under the Trust as of the date of such contribution.

          (g)   Within thirty (3) days following each anniversary of the Change in Control, the Company shall make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to no less than 100% of the amount necessary to pay each Plan participant or beneficiary the benefits to which such participants or beneficiaries have accrued pursuant to the Plan as of such anniversary (or if payments have already been made to a participant, the amount of the remaining payments), less any amounts credited to each such participant's account under the Trust as of the date of such contribution.

          (h)   In the event that any of the contributions described in Sections 1(f) or (g) above have not been received by the Trustee within sixty (60) days from the date of a Change in Control and each anniversary thereof, as the case may be, the Trustee shall notify the Company in writing. In the event any such contributions are not received by the Trust within ten (10) business days of the date of delivery of such notice, the Trustee shall institute an action to collect such contributions.

        2. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

          (a)   The Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Payments reflected on such Payment Schedule may not be reduced after a Change in Control without the consent of the affected Plan participant (or others with an entitlement under the Plan if such participant is not living), except to reflect payments made to the Plan participant in accordance with the Plan and notional investment losses (netted against notional investment gains) credited in accordance with the Plan. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Company.

          (b)   The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Company or such party as it shall designate under the Plan and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

          (c)   The Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. The Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Company shall make the balance of each such payment as it falls due. Trustee shall notify the Company where principal and earnings are not sufficient.

        3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE COMPANY IS INSOLVENT.

          (a)   Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. The Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

          (b)   At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

              (i)  The Compensation Committee (as defined in the Plan) and the Chief Executive Officer of the Company shall have the duty to inform Trustee in writing of the Company's Insolvency. If a person claiming to be a creditor of the Company alleges in writing to Trustee that the Company has become Insolvent, Trustee shall determine whether the Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

             (ii)  Unless Trustee has actual knowledge of the Company's Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, Trustee shall have no duty to inquire whether the Company is Insolvent. Trustee may in all events rely on such evidence concerning the Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning the Company's solvency.

            (iii)  If at any time Trustee has determined that the Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights as of Plan participants or their beneficiaries as general creditors of the Company with respect to benefits due under the Plan or otherwise.

            (iv)  Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

          (c)   Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

        4. PAYMENTS TO THE COMPANY.    Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct Trustee to return to the

Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

        5. INVESTMENT AUTHORITY.    Trustee may invest in securities (including Common Stock or rights to acquire Common Stock), obligations issued by the Company and other investments such as money market mutual funds, other mutual funds and other investments as may be approved by the Administrator fo the Plan from time to time. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants except that the voting rights with respect to Trust assets will be exercised by the management of the Company prior to a Change in Control and by the Trustee following a Change in Control. The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. This right is exercisable by the Company in a nonfiduciary capacity without the approval or consent of any person in a fiduciary capacity.

        6. DISPOSITION OF INCOME.    During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested within the Trust.

        7. ACCOUNTING BY TRUSTEE.    Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and Trustee. Within 90 days following the close of each calendar year and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation. setting forth all investments, receipts, disbursements, and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

        8. RESPONSIBILITY OF TRUSTEE.

          (a)   Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity, the terms of the Plan or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

          (b)   If Trustee undertakes or defends any litigation arising in connection with this Trust, the Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, reasonable attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

          (c)   Trustee may consult with legal counsel (who, to the extent permitted by law, may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder.

          (d)   Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided by the Company.

          (e)   Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

          (f)    Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trustee the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulation promulgated pursuant to the Internal Revenue Code.

        5. COMPENSATION AND EXPENSES OF TRUSTEE.    Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

        6. RESIGNATION AND REMOVAL OF TRUSTEE.

          (a)   Prior to a Change in Control, Trustee may resign at any time by written notice to the Company, which shall be effective 30 days after receipt of such notice unless the Company and Trustee agree otherwise. Following a Change in Control, Trustee may resign only after the appointment of a successor Trustee.

          (b)   Prior to a Change in Control, Trustee may be removed by the Company on 30 days notice or upon shorter notice accepted by Trustee.

          (c)   Upon a Change in Control, as defined herein, Trustee may only be removed by the Company with the consent of a two-thirds of the Plan participants.

          (d)   If Trustee resigns following a Change in Control or is removed as provided in Section b(c) above, Trustee shall select a successor Trustee in accordance with the provisions of Section 7(b) hereof prior to the effective date of Trustee's resignation or removal.

          (e)   Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal, or transfer, unless the Company extends the time limit.

          (f)    If Trustee resigns or is removed, a successor shall be appointed, in accordance with section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

        7. RESIGNATION AND REMOVAL OF TRUSTEE.

          (a)   If Trustee resigns or is removed in accordance with Section 6(a) or (b) hereof, the Company may appoint any third party, such as a Company trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

          (b)   If Trustee resigns or is removed pursuant to the provisions of Section 6(d) hereof and selects a successor Trustee, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor Trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

          (c)   The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 3 and 4 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

        8. AMENDMENT OR TERMINATION.

          (a)   This Trust agreement may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

          (b)   The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust, any assets in the Trust shall be returned to the Company.

          (c)   Upon written approval of Plan participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, the Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to the Company.

          (d)   The terms of this Trust Agreement may not be amended by the Company for three years following a Change in Control without the approval of a majority of the Plan participants.

        9. MISCELLANEOUS.

          (a)   Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

          (b)   Benefits payable to Plan participants and their beneficiaries under the Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

          (c)   This Trust Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

        10. EFFECTIVE DATE.    This Trust Agreement is amended and restated as of December 8, 2003. This Trust Agreement was originally effective as of July 1, 1995.

        In Witness Whereof, the Company has caused this Trust Agreement to be amended and restated as of December 8, 2003.

First Community Bancorp, a California corporation
/s/ JARED M. WOLFF
Accepted by:
First American Trust
/s/ DENISE MEHUSE
/s/ STEVEN R. HUBBS

U.S. Bank
Institutional Trust & Custody
15 West South Temple
Suite 200
Salt Lake City, UT 84101

January 23, 2004

Denise Mehus
First American Trust
2100 Fifth Avenue
San Diego, CA 92101

Re:
Acceptance of Successor Trustee of the First Community Bancorp Directors Deferred Compensation Trust

Dear Denise:

        U.S. Bank National Association hereby accepts the appointment as successor Trustee of the First Community Bancorp Directors Deferred Compensation Trust and acknowledges that it will become a fiduciary of the Plan effective January 29, 2004 or upon receipt of trust assets from First American Trust.

/s/ Karl Wilson

Senior Vice President
U.S. Bank National Association
Successor Trustee

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  Exhibit 10.3